UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAWK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

34-1608156
(I.R.S. Employer Identification No.)

             200 Public Square, Suite 1500, Cleveland, OH              44114
                   (Address of Principal Executive Offices)                             (Zip Code)

Amended and Restated 2000 Long Term Incentive Plan
(Full Title of the Plan)

Ronald E. Weinberg	Copy to:
Chairman and Chief Executive Officer	Marc C. Krantz, Esq.
Hawk Corporation	Kohrman Jackson & Krantz P.L.L.
200 Public Square, Suite 1500	1375 East 9th Street, 20th Floor
Cleveland, Ohio 44114	Cleveland, Ohio 44114
(216) 861-3553	(216) 696-8700
(Name, address, telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check One):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.001 per share (1)	553,483 shares	$18.28(2)	$10,117,669
Class A Common Stock, par value $0.001 per share	31,517(3) shares	$18.29	$576,446
Class A Common Stock, par value $0.001 per share	30,000(3) shares	$16.05	$481,500
Total	615,000 shares		$11,175,615	$439.20

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement shall cover any additional shares of common stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of the Company.

(2)
Estimated solely for the purpose of computing the registration fee upon the basis of fluctuating market prices pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price was determined by averaging the high and low prices of the Company’s shares of Class A common stock, as reported on the American Stock Exchange on August 5, 2008.

(3)	Options to purchase shares of Class A common stock issued under the 2000 Long Term Incentive Plan

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SECURITIES

Hawk Corporation (the “Company”) is filing this registration statement to register an additional 615,000 shares of Class A common stock (the “Shares”) authorized for issuance under the Company’s 2000 Long Term Incentive Plan (the “Plan”) pursuant to the amendment and restatement of the Plan which increased the number of Shares available for issuance under the Plan to 1,315,000.  The amendment and restatement of the Plan, which also extended the Plan’s termination date to June 4, 2018, was approved by the Company’s stockholders at the 2008 annual meeting held on June 4, 2008.  On October 3, 2000, the Company filed registration statement no. 333-47220 on Form S-8 with the Securities and Exchange Commission (the “Commission”) covering 700,000 Shares authorized for issuance under the Plan.  Pursuant to General Instruction E to Form S-8, the contents of the registration statement filed on October 3, 2000 are incorporated herein by reference, except for Item 3, Item 8 and Item 9, which are being updated by this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) issued by the Commission under the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  This prospectus, which has been amended to incorporate the amendment and restatement of the Plan, also relates to the Shares registered under the Company’s registration statement filed on October 3, 2000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are hereby incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	The Company’s Proxy Statement filed with the Commission on April 29, 2008;

(c)	The Company’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2008 and March 31, 2008;

(d)
The Company’s Current Reports on Form 8-K dated August 7, 2008, June 3, 2008, May 14, 2008, May 9, 2008, April 24, 2008, April 15, 2008, March 20, 2008, March 19, 2008, March 17, 2008, February 8, 2008 and January 4, 2008;

(e)
The description of the Company’s Class A Common Stock contained in its Registration Statement on Form 8-A dated January 16, 1998 (File No. 001-13797) filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (No further amendment or report has been filed to update such description.); and

(f)
All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicated all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents (other than portions of these documents not deemed to be filed).

Item 8.                                Exhibits.

4.1           Amended and Restated 2000 Long Term Incentive Plan (incorporated by reference to the Company’s proxy statement filed with the Commission on April 29, 2008)

5.1           Opinion of Kohrman Jackson & Krantz P.L.L.

23.1         Consent of Ernst & Young LLP

23.2         Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1         Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

Item 9.                                Undertakings.

(a)  The Company hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(4) That, for determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertakes that in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv) Any other communication that is an offer in the offering made by the  Company to the purchaser.

(b) For purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 7, 2008.

Hawk Corporation

By:                      /s/ Ronald E. Weinberg
Ronald E. Weinberg, Chairman and CEO

Know All Men By These Presents, that each person whose signature appears below hereby constitutes and appoints Marc C. Krantz his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Ronald E. Weinberg Ronald E. Weinberg	Chairman and CEO (Principal Executive Officer)	August 7, 2008

/s/ Joseph J. Levanduski Joseph J. Levanduski	Vice President – Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2008

/s/ Andrew T. Berlin Andrew T. Berlin	Director	August 7, 2008

/s/ Paul R. Bishop Paul R. Bishop	Director	August 7, 2008

/s/ Norman C. Harbert Norman C. Harbert	Director	August 7, 2008

/s/ Jack F. Kemp Jack F. Kemp	Director	August 7, 2008

/s/ Byron S. Krantz Byron S. Krantz	Director	August 7, 2008

/s/ Richard T. Marabito Richard T. Marabito	Director	August 7, 2008
/s/ Dan T. Moore III Dan T. Moore, III	Director	August 7, 2008

EXHIBIT INDEX

4.1	Amended and Restated 2000 Long Term Incentive Plan (incorporated by reference to the Company's proxy statement filed with the Commission on April 29, 2008)
5.1	Opinion of Kohrman Jackson & Krantz P.L. L.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)
24.1	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein